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                                                                EXHIBIT 99(a)(9)
                               AMENDMENT NO. 1 TO
                           OFFER TO PURCHASE FOR CASH
               ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            SMARTFLEX SYSTEMS, INC.

                                       AT

                              $10.50 NET PER SHARE

                                       BY

                             SSI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                     SATURN ELECTRONICS & ENGINEERING, INC.

     THIS AMENDMENT NO. 1 AMENDS THE OFFER TO PURCHASE, DATED JULY 14, 1999, OF SSI ACQUISITION CORP. THIS AMENDMENT UPDATES CERTAIN ITEMS CONTAINED IN THE OFFER TO PURCHASE, BUT IT DOES NOT SUPERCEDE THE OFFER TO PURCHASE IN ITS ENTIRETY. PLEASE REFER TO THE OFFER TO PURCHASE FOR ADDITIONAL INFORMATION REGARDING THE OFFER.

     Item 8 -- "Certain Information Concerning The Company" of the Offer to Purchase is hereby amended by replacing the information following the heading "Company Information" with the following:

          Company Information. Except as otherwise stated in the next paragraph, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor the Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

          During the course of the Parent's review of the Company, the Parent received certain information about the Company which is not publicly available (the "Confidential Memorandum"), including certain financial forecasts for the Company for 1999, 2000 and 2001. These forecasts included the following information (in millions): Net revenues -- $157.9, $250.0 and $300.0, respectively; EBIT -- $3.7, 21.4 and 31.9, respectively; and net income -- $2.1, 13.3 and 20.3, respectively. These forecasts do not reflect the Company's actual performance during 1999, changes in the Company's business or in the economy in general since the forecasts were prepared, or prospective changes in the Company's business or in the economy in general resulting from events which have occurred since the forecasts were prepared. The forecasts were not prepared with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements and are included in this Offer to Purchase only because they were furnished to the Parent.

          The forecasts contained in the Confidential Memorandum necessarily reflect numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's control. The Company has advised the Parent that the significant assumptions and key factors upon which the forecasts were based include: (i) expectations of future revenues from existing customers, (ii) predictions made by the Company's customers as to the market success, lifecycle length and production timing of the customers' products, (iii) an assumption that the Company will be able to acquire new customers for the Company's electronic manufacturing services at the current rate of growth in the overall market for such services, (iv) an assumption that the Company's fixed assets and infrastructure are underutilized and can support
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     additional revenue growth without a significant increase in fixed costs, and (v) an assumption that worldwide growth in revenues in the Company's industry will continue at current levels. One cannot predict whether the assumptions made in preparing the forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. The inclusion of this information should not be regarded as an indication that the Parent, the Purchaser, the Company, or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. Neither the Parent nor the Purchaser assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts.

     Item 16 -- "Certain Legal Matters" of the Offer to Purchase is hereby amended by adding the following:

          On July 27, 1999, the Parent and the Purchaser were notified that they had been granted early termination of the waiting period under the HSR Act applicable to the Offer.

August 4, 1999

     Questions and requests for assistance or for additional copies of this Amendment No. 1, the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent at the address and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer:

                    The Information Agent for the Offer is:
                 Georgeson Shareholder Communications Inc. Logo

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064